Exhibit 7.3

CLEAN ENERGY
COMBUSTION SYSTEMS, INC.

March 23, 2003

Lief Vickars, C.A.
Staley Okada & Partners
10190 152A Street
Surrey, British Columbia V3R 1J7
Canada

Dear Mr. Vickars:

This letter is to formally confirm to you that Clean Energy Combustion Systems, Inc. is engaging Staley Okada & Partners to conduct its 2002 year audit, effective immediately.

In that regard we would request that Staley Okada address those matters required under Rule 304(a)(ii) of Regulation S-K relating to absence of any prior consultation with Staley Okada relative to the application of accounting principals to any transactions or any disagreement or other event concerning our prior independent auditors, Deloitte & Touche LLP, under Rule 304(a)(iv), all as more particularly set forth in the form 8-K that we have included with this letter, and which we intend to file with the Securities and Exchange Commission. We hereby request that Staley Okada furnish Clean Energy with a letter addressed to the Securities and Exchange Commission, which we will file as an exhibit with the form 8-K, stating whether it agrees with the statements contained in item 4(a)(2) of the form 8-K and, if not, stating the respects in which you disagree.

We thank you in advance for your cooperation in responding to the foregoing request.

Very truly yours,

Barry A. Sheahan,
Chief Financial Officer
7087 MacPherson Avenue Burnaby, B.C. V5J 4N4 Canada
Phone 604-435-9339	Fax 604-435-9329